Imperial Oil Reports Year-end Reserves for 2004

Toronto, February 18, 2005 — Imperial Oil Limited today announced total year-end 2004 proved reserves of 1,716 million oil-equivalent barrels (MOEB), a decrease of 125 million barrels from 2003, excluding the effects of using single-day year-end pricing. This represents a reserve life at current production rates of approximately 15 years.

The annual reporting of proved reserves is the product of Imperial’s long-standing processes, which ensure consistency and management accountability with respect to all reserve bookings. Proved reserve additions and revisions follow a rigorous and structured management review process, stewarded by a team of experienced reserve experts.

Effect of Single-Day, Year-end Pricing Calculation

Based on U.S. Securities Exchange Commission (SEC) guidance Imperial is also stating, for the first time, its results to reflect impacts to the proved reserve base utilizing December 31, 2004 prices. However, the use of prices from a single date is not relevant to the investment decisions made by the company, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed. The impact of using a single-day, year-end price was to reduce Imperial’s year-end 2004 proved reserves of the company’s Cold Lake heavy oil-bitumen steam operation by 485 MOEB.

Imperial continues to view Cold Lake heavy oil, as well as assets which contain oil-sands, as excellent long-term resources and has made no changes in operations or investment decisions based on year-end prices. The year-end downward revision for Cold Lake year-end reported reserves is not indicative of the fundamental economics of the bitumen business, and does not reflect Imperial’s view of this business, which remains very positive. Prices for Cold Lake Blend were strong for most of 2004, however, on the day of December 31, 2004, prices were unusually low due to seasonally depressed asphalt sales and industry upgrader problems in Western Canada. Prices quickly rebounded from December 31, and through January 2005 returned to levels that have restored the reserves to the proved category.

Resource Additions total 2.5 billion barrels

In 2004, Imperial added 2.5 oil-equivalent billion barrels to its resource base, which includes proved reserves and other discovered resources that will likely be developed based on the company’s long-term oil and gas pricing outlook. This addition brings the company’s total resource base to 13 billion oil-equivalent barrels. Imperial continues to progress commercialization of this resource base with the filing of key regulatory applications for the Mackenzie Gas Project, a delineation drilling program on the company’s Kearl oil-sands leases, advancing Syncrude’s ongoing expansion, and pursuing volume addition initiatives at Cold Lake.

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CAUTIONARY NOTES: The term “reserves,” as used in this release, includes proved reserves from Syncrude oil-sands operations in Canada which are treated as mining operations in our SEC reports.

Oil-equivalent barrels (OEB) may be misleading, particularly if used in isolation. An OEB conversion ratio of 6,000 cubic feet to one barrel is based on an energy-equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the well head.

No independent qualified reserve evaluator or auditor was involved in the preparation of the reserves data.

For further information:
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Susan Swan	Richard O’Farrell
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